EXHIBIT 16

May 14, 1997

Securities and Exchange Commission
Washington, DC  20549

Ladies and Gentlemen:

     We were previously principal accountants for PHH Corporation and, under the date of May 17, 1996, except for the note on capital stock as to which the date is June 24, 1996, we reported on the consolidated financial statements of PHH Corporation and subsidiaries as of and for the year ended April 30, 1996 and 1995. On May 12, 1997, our appointment as principal accountants was terminated effective upon the completion of our report on the financial statements of PHH Corporation to be included in its transition report on Form 10-K for the period ended December 31, 1996. We have read PHH Corporation's statements included under Item 4 of its Form 8-K dated May 14, 1997, and we agree with such statements.

Very truly yours,

/s/   KPMG Peat Marwick LLP

KPMG Peat Marwick LLP